Rule 424(b)(2)

Prospectus supplement to prospectus filed September 21, 1998

         This supplement supersedes and replaces the "selling stock holders" section of the originally filed prospectus.

                              SELLING STOCK HOLDERS

         The Selling Stock Holders acquired the Securities in connection with the 1996 Stock Option Plan and the 1998 Stock Option Plan.

         The following table sets forth (a) the name of the Selling Stock Holder, (b) the number of Securities beneficially owned by the Selling Stock Holder as of June 30, 2002; (c) the number of Securities being offered by the Selling Stock Holders, and (d) the number of Securities outstanding to be beneficially owned by the Selling Stock Holders following this Offering, assuming the sale pursuant to this Offering or otherwise of all of the Securities that are the subject of the Registration Statement of which this Prospectus forms a part. There can be no assurance, however, that the Selling Security Holder will sell any or all of the Securities offered hereunder.

                                                                        Securities
                              Beneficial       Securities Offered       Owned After
Selling Stockholder           Ownership             Hereby               Offering
-------------------           ----------       ------------------       ------------
Richard Benaim                     4,000 (1)            4,000                     0
Bentzion Berkovits               141,250 (2)            5,000               136,250
Daniel Berkovits                   5,000 (2)            5,000                     0
Samuel Jacob Berkovits         3,539,900 (3)          643,500             2,896,400
Drew Bricker                      15,000               15,000                     0
Mary Coelho                          500 (4)              500                     0
Gary Davis                        35,000               35,000                     0
Leonard Fasullo                   64,500 (5)           35,000                29,500
Meyer Feiler                     110,000 (6)           60,000                50,000
Jacques Feldman                   10,000 (5)           10,000                     0
Sandra Fiedler                     1,250 (7)            1,000                   250
J. Bruce Fleischer                 5,000 (5)            5,000                     0
Al Gardner                         3,000 (8)            3,000                     0
Meir Gazit                           500 (7)              500                     0
Rob Gross                          5,000                5,000                     0
Aaron Grubner                     10,000               10,000                     0
Para Karakabakov                     500 (9)              500                     0
Marty Kirshenbaum                 24,500 (2)           15,000                 9,500
Barbara Klim                       2,000 (10)           2,000                     0
Donna Kong-Cowan                   1,000                1,000                     0
Aviva Langner                     30,000               30,000                     0
Sue Lanza                          7,500 (11)           4,000                 3,500
Sol Neger                          5,000 (5)            5,000                     0
Joan Panjunen                     10,000               10,000                     0
Angeliki Parpoulas                 1,500                1,000                   500
Anca Perieteanu                   35,000 (5)           30,000                 5,000
Lazo Sopov                        10,000 (12)          10,000                     0
Jana Spagnuolo                     1,000 (7)            1,000                     0
Maria Tavares                      1,000                1,000                     0
John Twena                        15,000 (13)          15,000                     0
Patricia Vella                       250                  250                     0
Charles Winston                    8,750                8,750                     0
-----------------------------------------------------------------------------------

(1) Includes 1,000 shares issuable upon options that are currently exercisable or exercisable within the next sixty days.

(2) Includes 1,250 shares issuable upon options that are currently exercisable or exercisable within the next sixty days.

(3) Includes (i) 426,000 shares of Common Stock owned by the Berkovits Family Trust of which Mr. Berkovits and his wife are co-trustees; (ii) 390,000 shares of Common Stock owned by his wife and (iii) 261,500 shares issuable upon options that are currently exercisable or exercisable in the next sixty days. Does not include (i) an aggregate of 136,250 shares of Common Stock owned by Mr. Berkovits' sons who are independent of their father.

(4) Includes 500 shares issuable upon options that are currently exercisable or exercisable within the next sixty days.

(5) Includes 5,000 shares issuable upon options that are currently exercisable or exercisable within the next sixty days.

(6) Includes 45,000 shares issuable upon options that are currently exercisable or exercisable within the next sixty days.

(7) Includes 250 shares issuable upon options that are currently exercisable or exercisable within the next sixty days.

(8) Includes 3,000 shares issuable upon options that are currently exercisable or exercisable within the next sixty days.

(9) Includes 375 shares issuable upon options that are currently exercisable or exercisable within the next sixty days.

(10) Includes 2,000 shares issuable upon options that are currently exercisable or exercisable within the next sixty days.

(11) Includes 4,000 shares issuable upon options that are currently exercisable or exercisable within the next sixty days.

(12) Includes 2,500 shares issuable upon options that are currently exercisable or exercisable within the next sixty days.

(13) Includes 11,250 shares issuable upon options that are currently exercisable or exercisable within the next sixty days.